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                                                                      EXHIBIT 11


                   DEXTERITY SURGICAL, INC., AND SUBSIDIARIES

                       (Formerly LifeQuest Medical, Inc.)


                          COMPUTATION OF LOSS PER SHARE

                                                                    Year Ended December 31
                                                                  ---------------------------
                                                                      1997            1998
                                                                  -----------     -----------
COMPUTATION OF BASIC LOSS PER SHARE:
   Net loss                                                       $(2,997,127)    $(1,928,890)
   Preferred stock dividends                                               --         (45,548)
                                                                  -----------     -----------

                   Net loss applicable to common stockholders     $(2,997,127)    $(1,974,438)
                                                                  ===========     ===========

WEIGHTED AVERAGE SHARES OF COMMON STOCK
   OUTSTANDING USED FOR COMPUTATION                                 6,299,592       6,989,951
                                                                  ===========     ===========

BASIC LOSS PER SHARE OF COMMON STOCK                              $      (.48)    $      (.28)
                                                                  ===========     ===========

COMPUTATION OF DILUTED LOSS PER SHARE:
   Net loss                                                       $(2,997,127)    $(1,928,890)
   Preferred stock dividends                                               --         (45,548)
   Interest on convertible debentures                                   9,616         270,000
                                                                  -----------     -----------

                  Net loss used for computation                   $(2,987,511)    $(1,704,438)
                                                                  ===========     ===========

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING                 6,299,592       6,989,951

WEIGHTED AVERAGE INCREMENTAL SHARES OUTSTANDING
   UPON ASSUMED CONVERSION OF OPTIONS AND OTHER
   DILUTIVE SECURITIES
                                                                      455,862         112,592

WEIGHTED AVERAGE INCREMENTAL SHARES OUTSTANDING
   UPON ASSUMED CONVERSION OF CONVERTIBLE
   DEBENTURES AND PREFERRED STOCK
                                                                       26,712       1,943,795
                                                                  -----------     -----------
WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
   COMMON STOCK EQUIVALENTS OUTSTANDING USED FOR
   COMPUTATION
                                                                    6,782,166       9,046,338
                                                                  ===========     ===========
DILUTED LOSS PER COMMON SHARE AND COMMON SHARE
   EQUIVALENTS (a)                                                $      (.44)    $      (.19)
                                                                  ===========     ===========


(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-B although it is not required by SFAS No. 128 because it is antidilutive.